Exhibit 99.2

North Pittsburgh Systems, Inc.

Named Executive Officers Annual Base Salary Schedule

(Effective January 1, 2007)

Name	Principal Position	Annual Base Salary
Harry R. Brown	President and Chief Executive Officer	$310,400

Allen P. Kimble	Senior Vice President and Chief Financial and Accounting Officer	$256,200

N. William Barthlow	Vice President and Secretary	$230,800

Frank A. Macefe	Vice President	$230,800

Kevin J. Albaugh	Vice President	$215,855